EXHIBIT 10.40

March 20, 2008

Mr. Michael Bailey

1655 Mallard Drive

Eagan, MN 55122

Re: Amended and Restated Separation Agreement

Dear Mike:

This letter agreement (the “Letter Agreement”) will confirm our agreement regarding your separation from service with Visant Corporation (“VC”) and its direct and indirect subsidiaries, including Jostens, Inc. (“Jostens”) (together with VC, “Visant”). This Letter Agreement amends and restates the original copy of this agreement dated December 28, 2007 (the “December 2007 Agreement”), solely for purposes of clarifying the circumstances under which you will be deemed in breach of this Letter Agreement, and addressing the disposition of your equity. Nothing herein modifies the release and waiver of claims given by you pursuant to the December 2007 Agreement (the “Release and Waiver of Claims”). You will separate from employment with Visant, and resign from any officer or director positions you may hold with Visant, effective January 7, 2008 (the “Effective Date of Separation”), so long as your employment is not terminated for by Visant or Jostens for your Breach prior to such date. Any capitalized terms used but not defined herein will have the meaning set forth in the 2004 Stock Option Plan for Key Employees of Visant Holding Corp. (f/k/a Jostens Holding Corp.) and Its Subsidiaries, that certain Management Stockholder’s Agreement entered into by and between you and Jostens Holding Corp. dated March 17, 2005 (the “Management Stockholder’s Agreement”), and/or those certain Stock Option Agreements entered into by and between you and Visant Holding Corp. dated March 17, 2005, as applicable (collectively, the “Equity Documents”). In consideration for the promises and mutual covenants contained herein, each of you and VC agree to the following:

1. Part-Time Employment and Release:

(a) For the period commencing on the Effective Date of Termination and ending on June 30, 2009, you will be employed by VC as a non-executive, part-time employee of VC, subject to earlier termination by VC for your Breach (as defined below) or by you for any reason. As such a part-time employee, you will provide such services to VC as may reasonably be requested by Marc Reisch (or such other person as he may designate) from time to time and will report to Marc Reisch (or such other person as he may designate). You and VC each acknowledge that your role as a part-time employee is contemplated to require only that you perform services from time to time, that such services as you may perform will be provided primarily by you from locations other than any Visant property (and that in fact you will not be provided with any office space at any Visant property) and that such part-time employment does not constitute employment for purposes of Section 409A of the Code. However, you shall devote your full time business efforts to VC during the period of time you remain employed by VC hereunder.

(b) Subject to the provisions of Paragraph 1(c) below, VC will pay you, beginning on Visant’s first payroll date occurring in calendar year 2008 following your Effective Date of Separation and execution and non-revocation of the Release and Waiver of Claims and ending on VC’s last payroll date occurring in June of 2009, an aggregate amount equal to $600,000.00, payable as follows: (i) $500,000.00 shall be paid in substantially equal installments, on a bi-monthly basis, during the calendar year 2008 and (ii) the remaining $100,000.00 shall be paid in substantially equal installments, on a bi-monthly basis, between January 1, 2009, through June 30, 2009 (each such installment payment, a “Severance Payment”). Notwithstanding the foregoing, you will forfeit any unpaid Severance Payments if this Letter Agreement is terminated by VC for your Breach.

(c) Payment to you of the Severance Payments provided for in Paragraph 1(b) above shall be conditioned on your execution of: first, on the Effective Date of Separation, the Release and Waiver of Claims, and second, the non-revocation of such Release and Waiver of Claims within the time period described in paragraph 7 of such Release and Waiver of Claims. Please do not sign this Letter Agreement or the Release and Waiver of Claims until your last date of employment with Jostens.

(d) From January 7, 2008 through the earlier of (x) the date this Letter Agreement is terminated by VC for your Breach or by you for any reason (including due to your death or Permanent Disability) or (y) June 30, 2009, you will continue to be eligible to participate in the group medical, dental and vision plans provided to other employees of VC, as they may change from time to time; except that you will be required to pay the full cost of the premiums (which includes both the employer and employee portion) payable in respect of such coverage. Upon expiration of your services to VC as a part-time employee on June 30, 2009 (or such earlier date of termination or resignation, as applicable), you will be entitled to commence receiving such health insurance benefits as VC may, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), be required to provide to you (upon your election to receive them), for the full length of the period that you (and your dependents, as applicable) are eligible under COBRA to receive such benefits and subject to your payment of the COBRA premiums. (You hereby acknowledge that you understand, as of the date hereof, that COBRA permits VC to require you to pay up to 102% of the cost to VC of providing such benefits to similarly situated employees of VC). You will be advised separately of coverage continuation rights under COBRA by Acclaim Benefits, the COBRA administrator, or its successor. The benefit election form must be returned to Acclaim Benefits or its successor along with your premium payments before benefits will be continued. In all cases, benefits under this paragraph (d) will be subject to the same terms and conditions of the group benefits plan as apply to active VC employees (including Visant’s right to modify or terminate such benefits). In addition to the foregoing, VC hereby acknowledges and agrees that you will become eligible to participate in the applicable Jostens’ retiree medical plan on such date as you achieve age 55, subject to and in accordance with the terms and conditions of such plan, as the same may be in effect from time to time, taking into account your service with Jostens.

(e) For so long as you remain a part-time employee as provided in Paragraph 1(a) above: (i) subject to the terms and conditions of the Visant 401(k) Retirement Savings Plan and applicable law, you will remain eligible to participate in such plan and (ii) you will only be permitted to continue to participate in (and become vested under) any other tax-qualified or non-qualified retirement plans in which you participated prior to the Effective Date of Separation to the extent permitted under the terms of such plans and applicable law; provided that, for clarity, commencement of your benefits under your Executive Supplemental Retirement Agreement dated April 23, 1998, as amended, will be triggered by your separation from employment with Jostens on January 7, 2008, and you will not be eligible to earn or accrue any additional benefits thereunder.

(f) At all times during the period that you are employed by VC as provided in Paragraph 1(a) above, you will be reimbursed for all reasonable business expenses that you incur in performing any services under this Letter Agreement (provided this shall not include auto or gas expenses). Such expenses will be reimbursed upon presentation by you from time to time of a documented expense report in the manner required and otherwise pursuant to applicable business expense reimbursement policies maintained by VC during your period of part-time employment with Visant for executive-level employees.

(g) Except as expressly provided as set forth in this Paragraph 1 above or Paragraph 2 below or as may be required by applicable law, you hereby acknowledge and agree that at no time while you are employed as provided in Paragraph 1(a) above will you be eligible or entitled to participate in any bonus or other incentive compensation plan or program, retirement, severance, perquisite, fringe benefit or other employee benefit plan, program or policy maintained by Visant.

(h) You will be deemed in “Breach” of this Letter Agreement in the event of (i) the willful or intentional engaging by you in conduct that causes material and demonstrable injury, monetarily or otherwise, to Visant, the Investors or their respective Rule 405 Affiliates, (ii) commission by you of a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, or (iii) a material breach of by you of the Management Stockholder’s Agreement or other agreements, including, without limitation, engaging in any action in breach of restrictive covenants, herein or therein, that continues beyond ten (10) days after a written demand for performance is delivered to you by VC (to the extent that, in the VHC Board of Directors’ reasonable judgment, such breach can be cured).

2. Treatment of Equity:

(a) Effective as of the Effective Date of Separation: (i) all then unvested options that you hold (“Options”) to purchase Visant Holding Corp. Class A Common Stock (“Visant Stock”) will expire and be cancelled without payment; and (ii) all then vested Options to purchase Visant Stock (including any such Options that vest based on the performance of Visant and/or its any of its subsidiaries as of the end of fiscal year 2007, even if such determination will not be made until the availability of the VC’s consolidated audit results on or about March 15, 2008) will remain exercisable through January 1, 2009, so long as you continue to be employed as a part-time employee under Paragraph 1(a) until such date (or if such part-time employment is terminated by VC other than due to your Breach or due to your resignation, death or Permanent Disability, prior to such date).

(b) In exchange for the cancellation, you agree to the terms of that certain letter agreement dated as of March 20, 2008 between you and Visant Holding Corp. with respect to the disposition of the Options.

(c) On or about April 1, 2009, Visant Holding Corp. will purchase all shares of Visant Stock then held by you (10,406 shares), at a per share purchase price equal to the Fair Market Value (determined as provided in Paragraph 2(b) above) of such shares as of December 31, 2008, so long as you continue to be employed as a part-time employee under Paragraph 1(a) until such date (or if such part-time employment is terminated by VC other than for your Breach or due to your resignation, death or Permanent Disability, prior to such date of payment based on the Fair Market Value of the Visant Stock as of such date of separation of service).

(d) Until the applicable dates of the payments provided for in Paragraph 2(b) and (c), above, respectively, you hereby agree and acknowledge that you will continue to hold all of your shares of Visant Stock pursuant to the Management Stockholder’s Agreement and other Equity Documents and to hold all of your Options to purchase Visant Stock pursuant to the Equity Documents under which such Options were granted (subject to the extension of the exercise term of vested Options as set forth in Paragraph 2(a) above).

3. Accrued Rights upon Effective Date of Separation: Visant shall pay you, in a lump sum, all unpaid base salary you earned through the Effective Date of Separation while still employed as a full-time employee of Visant, promptly after the Effective Date of Separation. For the avoidance of doubt, you will not accrue any vacation days for 2008.

4. Withholding; Set-Off: Notwithstanding any other provision of this Letter Agreement, Visant may, to the extent permitted by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder in respect of any payments and benefits provided to you hereunder in respect of which there exists an obligation of Visant to withhold taxes or other amounts.

5. Return of Visant Property; Expense Reports: On or before the Effective Date of Separation, you shall return to Visant all documents, manuals, computers, computer programs, CDs and/or diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, relating in any way to Visant’s business and prepared by you or obtained by you from Visant, its affiliates, clients or its suppliers during the course of your employment with Visant, as well as all expense reimbursement requests and reports, prepared and provided in accordance with the terms of Jostens’ expense reimbursement policy to which you are currently subject.

6. Entire Agreement; Restrictive Covenants: This Letter Agreement constitutes the entire agreement between the parties on the subject of payments and benefits due to you from Visant and its affiliates and supersedes all other prior agreements concerning the terms of any and all payments and benefits to which you may be entitled upon termination of employment (including, without limitation, that certain Summary of Executive Arrangements previously provided to you by VC and the December 2007 Agreement prior to modification hereunder other than the Release and Waiver of Claims executed by you pursuant to the December 2007 Agreement), except that (a) to the extent required to give full effect to the provisions of Paragraph 2 above, the applicable provisions of the Equity Documents shall remain in effect and (b) the provisions of Section 24 (Confidential Information; Covenant Not to Compete) of your Management Stockholder’s Agreement (the “Restrictive Covenants”) shall continue to apply and are hereby made a part of this Letter Agreement by reference, except that (i) in consideration of the payments and benefits hereunder to which you would not otherwise have been entitled, for purposes of the periods during which you are to be subject to the Restrictive Covenants, your employment will be deemed terminated as of January 11, 2011, and shall not be considered to have terminated on the Effective Date of Separation and (ii) all references to payments contained in Section 24(c) of your Management Stockholder’s Agreement shall be deemed to refer to the payments provided for in Paragraph 2 above.

7. Deferred Compensation Tax Rules: The arrangements contemplated under this Letter Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date of Separation. In the event that VC determines that any amounts payable or benefits provided hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Treasury guidance, VC may (a) adopt such amendments to this Letter Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that VC determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the contemplated agreement and/or (b) take such other actions as VC determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date hereof. Nothing herein or contemplated hereby shall be deemed tax advice by VC.

8. No Mitigation; Offset: You shall have no duty to mitigate or to seek or accept employment or work elsewhere following the Effective Date of Separation; provided, however, if you do become employed or engaged elsewhere, the payments and benefits set forth in this Letter Agreement shall be offset or reduced, as applicable, by any compensation or benefits you may receive from such other source.

9. Severability: The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. In the event that the provisions of Section 6 (including, by incorporation by reference, any provisions of Section 24 of the Management Stockholder’s Agreement), or any portion thereof, should ever be adjudicated by a court of competent jurisdiction in proceedings to which you or any Visant party is a proper party to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action, the parties hereby acknowledging their desire that in such event such action be taken. Notwithstanding the foregoing, you affirmatively represent, acknowledge and agree that this Letter Agreement and each of its provisions are enforceable in accordance with their terms, and expressly agree not to challenge the validity or enforceability of this Letter Agreement or any of its provisions, or portions or aspects thereof, in the future. Visant is expressly relying upon this representation, acknowledgement and agreement in determining to enter into this Letter Agreement and provide you with the payments and benefits hereunder.

10. Applicable Law; Arbitration: This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. In the event of any controversy among the parties hereto arising out of, or relating to, this Letter Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator, except that each of VC and Visant Holding Corp. may seek injunctive or other relief in order to enforce the Restrictive Covenants incorporated by reference herein. Such arbitration process shall take place within the New York City-metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

11. Amendment; No Waiver: This Letter Agreement may only be amended or modified by a written agreement executed by you, Visant Holding Corp. and Visant Corporation (or any respective successor to Visant Holding Corp. and/or Visant Corporation). As an exception to the foregoing, the parties acknowledge and agree that an executive officer of Visant Holding Corp. shall have the right, in his or her sole discretion, to reduce the scope of any covenant set forth in this Letter Agreement or any portion thereof, effective as to you immediately upon receipt by you of written notice thereof from Visant. No waiver of any of the provisions of this Letter Agreement, whether by conduct or otherwise, in any or more instances, shall be deemed or construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Letter Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

12. Assignment: Neither this Letter Agreement nor any of the rights or obligations hereunder may be assigned or delegated by you without the prior written consent of the other parties of this Letter Agreement. Visant’s obligations and rights hereunder may be assigned to any of its successor or assigns.

13. Notice: For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Letter Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Visant (including any of Jostens, VC or Visant Holding Corp.):

Visant Corporation

357 Main Street

Armonk, New York 10504

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

14. Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

Please sign the enclosed copy of this Letter Agreement to signify your understanding and acceptance of the terms and conditions contained herein and return a copy to Marie Hlavaty by no later than March 25, 2008.

Mike, let me extend my thanks to you for your longstanding services to Jostens.

Sincerely,

/s/ Marc Reisch
Marc Reisch
Chief Executive Officer
Visant Corporation

Agreed this 25th day of March, 2008.

VISANT HOLDING CORP.

By:	/s/ Marc Reisch
Title:	CEO

VISANT CORPORATION

By:	/s/ Marc Reisch
Title:	CEO

JOSTENS, INC.

By:	/s/ Marc Reisch
Title:	Chairman

The foregoing Letter Agreement has been read and accepted as a binding agreement between Visant Holding Corp., Visant Corporation, Jostens, Inc. and me, Michael Bailey as the undersigned, this 25th day of March, 2008.

/s/ Michael Bailey
Michael Bailey